Exhibit 99.3


News Media Contact:

Debbie Atkins
864-597-8361
datkins@dennys.com


                HENRY NASELLA APPOINTED TO BOARD OF DIRECTORS FOR
                               DENNY'S CORPORATION

         SPARTANBURG, S.C., November 15, 2004 -- Denny's Corporation (OTCBB:
DNYY) today announced Henry Nasella, a venture partner at Apax Partners, Inc., one of the world's leading private equity firms, has been appointed to the company's eight-member board of directors.

         Nasella was appointed by the board to fill a newly-created board seat and will serve for the remaining term which is set to run until the next annual meeting of shareholders and until a successor is elected. He joins current directors Vera K. Farris, Vada Hill, Nelson J. Marchioli, Robert E. Marks, Elizabeth A. Sanders, Donald R. Shepherd and Debra Smithart-Oglesby.

         As a member of the retail and consumer team at Apax Partners, Nasella brings more than 30 years of extensive operating management, consumer retailing and venture capital experience to the Denny's board. At Apax Partners, he actively pursues consumer and retail-oriented growth opportunities.

         During his career, he has helped grow both early and later-stage retail companies into world-class businesses. As president of Staples, Inc., he helped successfully build the company from an early stage business into a global leader in the office supply category. He was also chairman and CEO of Star Markets, Co. Inc., a New England food retailer. Prior to this, he was a principal at Phillips-Smith venture capital group.

         Nasella has served on the boards of directors of many public and private companies and currently sits on the boards of Phillips-Van Heusen Corporation and Spyder Active Sports, Inc. He also serves on the board of trustees of Northeastern University. Nasella earned a bachelor's of science degree in accounting from Northeastern University.

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         Denny's is America's largest full-service family restaurant chain, consisting of 553 company-owned units and 1,055 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the company's website at www.dennys.com.